Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Chris Watson KVH Industries 401-845-8138 cwatson@kvh.com

KVH Industries Reports First Quarter 2010 Results

•	Record quarterly revenue of $28.0 million up 53% from prior year

•	Record net income of $2.1 million or $0.14 per diluted share

MIDDLETOWN, RI – April 22, 2010 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the first quarter ended March 31, 2010. Revenue for the first quarter of 2010 was $28.0 million, up 53% from the quarter ended March 31, 2009. Net income for the period was $2.1 million, or $0.14 per diluted share. During the same period last year the company reported a net loss of $2.6 million or $0.18 per diluted share, on revenues of $18.3 million.

“I am very pleased with our performance during the first quarter as we set new records for quarterly revenue and net income. These results were driven by strong contributions from our strategic initiatives in fiber optic gyros (FOGs) and global satellite communications,” explained Martin Kits van Heyningen, KVH’s chief executive officer. “We continue to gain momentum in our mini-VSAT Broadbandsm business as we build credibility with the speed and performance of our network. More customers are adopting this exciting new technology as we expand our network both geographically and in terms of capacity.”

KVH’s defense-related guidance and stabilization revenue from the company’s fiber optic gyro solutions, TACNAV® military navigation systems, and related services was approximately $11.9 million in the first quarter of 2010, up 65% on a year-over-year basis. “With sales of roughly $9.3 million, a 95% increase from the same period last year, our fiber optic gyro business was a major contributor to the first quarter’s strong year-over-year growth. We also continued to win business, including a new $3.1 million order for FOGs to be used in remote weapon stations. In recent weeks, we also strengthened our product portfolio for commercial applications such as terrestrial surveying and autonomous vehicles with the introduction of our new FOG-based CG-5100 inertial measurement unit,” said Mr. Kits van Heyningen.

In the first quarter of 2010, mobile communications revenue from marine, land, and aeronautical products and services was $16.1 million, up 45% on a year-over-year basis. Mr. Kits van Heyningen commented, “Our mobile satellite business grew in large part due to on the continued strength of our maritime satellite communications where mini-VSAT Broadband airtime revenue was up very strongly year over year. In addition, we benefited from $3.0 million in shipments of our aviation satellite TV system for commercial airliners.

“We continued to make major progress in expanding and enhancing our global satellite communications network. We recently doubled our capacity in the northern Pacific Ocean, opened our office in Singapore, and signed a new distribution agreement with Japan Radio Company to support TracPhone® V7 sales in the Japanese market. Last week, we incorporated a subsidiary in Brazil, completing a critical step in our plans to bring mini-VSAT Broadband service to the offshore oil and gas industry in the region this summer. Most importantly, we activated our service in the Indian Ocean along with Guam and the region to the north of Australia. I am proud to say that KVH now offers the only multi-megabit broadband service for ships and planes that encircles the globe.”

Speaking about the company’s financial results, Patrick Spratt, KVH’s chief financial officer, said, “Our first quarter performance was very strong. Sales in each business area were generally in line with, or above, our expectations. Our strong gross profit reflected the benefit of overall production efficiencies and the timing of investments for the mini-VSAT network. The balance sheet remained strong with the cash, cash equivalents, and marketable securities position exceeding our fourth quarter 2009 level. Our profit generation and the timing of accounts payable contributed to generating more cash than previously anticipated.

“Market visibility is only slightly improved, so we are still cautious with regard to our expectations for future periods. In the second quarter, we expect revenues to be up about 25% compared to the second quarter of last year or nearly equal to this year’s first quarter revenue level. Bottom line results for the second quarter are expected to be in the range of $0.06 to $0.10 per diluted share, reflecting an increase for investments in the mini-VSAT network as we enter the final stages of the global rollout as well as a potential increase in our tax rate from the mid-teens to approximately 30%.

“We continue to believe that 2010 will be a year of strong top line growth while also establishing a trend line of improving profit performance within the context of normal leisure market seasonality. As we move through the second half of the year we expect to be in a position to more fully leverage the mini-VSAT infrastructure on a global basis.”

Recent Operational Highlights:

•	On April 21, 2010, KVH announced that it had doubled the bandwidth for mini-VSAT Broadband service in the Northern Pacific Ocean Region.

•	On April 1, 2010, KVH introduced its new low-cost FOG-based CG-5100 inertial measurement unit for commercial applications.

•	On March 29, 2010, KVH announced that DSD Shipping had selected the TracPhone V7 and mini-VSAT Broadband for its fleet of vessels.

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In March 2010, KVH’s mini-VSAT Broadband service received the network license to operate broadband and voice service in the Indian Ocean. On April 20, 2010, that service went live in the Indian Ocean, around Guam, and in the waters north of Australia.

•	On February 26, 2010, KVH announced that it had signed a global distribution agreement with Japan Radio Co., Ltd. for the sale of KVH’s TracPhone V7 and mini-VSAT Broadband airtime.

•	In February 2010, KVH received a $3.1 million order for its DSP-3100 fiber optic gyros for use in remote weapon stations.

KVH is webcasting its first quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries (www.kvh.com) is a leading manufacturer of solutions that provide global high-speed Internet, television and voice services via satellite to mobile users at sea, on land, and in the air. KVH is also a premier manufacturer of high performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is based in Middletown, RI, with facilities in Tinley Park, IL, Kokkedal, Denmark, and Singapore.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of extended economic weakness, such as availability of consumer credit and increases in fuel prices, on the sale and use of motor vehicles and marine vessels; the need to increase sales of the TracPhone V7 and related services to improve airtime gross margins; delays or an inability to expand coverage of the mini-VSAT Broadband service to new regions; the potential inability to secure adequate Ku-band satellite capacity or the licenses necessary for any expansion of the mini-VSAT Broadband network; risks associated with the delivery or performance of critical hardware; the need for qualification of products to customer or regulatory standards; delays in customers’ qualification processes for our products or other delays in shipping; the risk that we may not receive expected orders; competitors’ products and services; unanticipated declines or changes in customer demand, due to economic, seasonal and other factors, particularly with respect to the TracPhone V7; the unpredictability of military budget priorities as well as the order timing, purchasing schedules and priorities for our defense products; order cancellations or unexercised options, particularly for longer-term defense orders; potential reductions in our overall gross margins in the event of a shift in product mix; weakened consumer demand for our products and services, especially at the more price sensitive low end of our product offerings; changes in interest rates; our dependence on third-party satellite networks for programming and satellite services; delays in delivery arising from supplier production constraints; poor or delayed research and development results; currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks; potential product liability claims; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; expenses associated with corporate governance requirements; and changes in our equity compensation practices, including the impact of fluctuations in our stock price. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2010. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, Tri-Americas, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2010	2009
Sales:
Product	$24,034	$15,565
Service	3,948	2,710

Net sales	27,982	18,275

Costs and expenses:
Costs of product sales	13,122	11,090
Costs of service sales	3,056	1,687
Research and development	2,583	2,115
Sales, marketing and support	4,498	4,159
General and administrative	2,364	1,927

Total costs and expense	25,623	20,978

Income (loss) from operations	2,359	(2,703)
Interest income	91	112
Interest expense	23	12
Other income (expense), net	30	(2)

Income (loss) before income tax expense	2,457	(2,605)
Income tax expense (benefit)	391	(48)

Net Income (loss)	$2,066	$(2,557)

Net income (loss) per common share:
Basic	$0.15	$(0.18)

Diluted	$0.14	$(0.18)

Weighted average number of common shares outstanding:
Basic	14,222	14,011

Diluted	14,763	14,011

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KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Cash, cash equivalents and marketable securities	$41,883	$41,304
Accounts receivable, net	18,387	15,803
Inventories	15,176	13,387
Other current assets	2,095	1,632

Total current assets	77,541	72,126

Property and equipment, net	16,515	15,777
Deferred income taxes	3,334	3,334
Other non-current assets	6,719	6,509

Total assets	$104,109	$97,746

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$13,820	$10,358
Deferred revenue	693	961
Current portion of long-term debt	119	117

Total current liabilities	14,632	11,436

Other long-term liabilities	827	902
Long-term debt, excluding current portion	3,778	3,808
Stockholders’ equity	84,872	81,600

Total liabilities and stockholders’ equity	$104,109	$97,746

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